Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On December 13, 2011, FleetCor Technologies, Inc. (“FleetCor” or the “Company”), through its wholly-owned subsidiary, FleetCor UK Acquisition Limited (the “Acquisition Sub”), and Arval UK Group Limited (“Target’s Parent” or the “Seller”) entered into an agreement (the “Agreement”) for the sale and purchase of the entire issued share capital (the “Acquisition”) of Allstar Business Solutions Limited (“Allstar”). Pursuant to the Agreement, and subject to the conditions contained in it, the Target’s Parent sold to the Acquisition Sub all of the outstanding share capital of Allstar, which became wholly-owned by the Acquisition Sub.

Pursuant to the Agreement, FleetCor acquired all of Allstar’s outstanding shares for a total payment of £200 million (approximately $312 million), including amounts applied at the closing to the repayment of Allstar’s debt. The consideration for the transaction was paid using FleetCor’s existing cash and credit facilities. The all-cash transaction was consummated upon entering into the Agreement.

The following unaudited pro forma combined statement of income for the year ended December 31, 2011 is based on the historical audited financial statements of FleetCor and historical unaudited financial statements of Allstar after giving effect to the Acquisition and applying the assumptions and adjustments described herein, in accordance with the requirements of Article 11 of Regulation S-X. The unaudited pro forma combined statement of income for the year ended December 31, 2011 is presented as if the Acquisition had occurred on January 1, 2010.

The unaudited pro forma combined financial statements were prepared using the purchase method of accounting with FleetCor considered the acquirer of Allstar. The purchase price and related allocations for the Allstar acquisition have not yet been finalized. The preliminary unaudited pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma combined statement of income presented below. Therefore, some of the amounts reflected in the pro forma statement of income may change.

Certain reclassification adjustments have been made in the presentation of Allstar’s historical amounts to conform the Allstar financial statement basis to the presentation followed by the Company.

The unaudited pro forma combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the results of operations in future periods or the results that actually would have been realized had the Company and Allstar been a combined company during the specified periods. The unaudited pro forma combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the Company’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011, and its Forms 10-Q for the quarters ended September 30, 2011, June 30, 2011 and March 31, 2011, and Allstar’s historical carve-out financial statements and related notes for the year ended December 31, 2010 and the nine months ended September 30, 2011, included as Exhibits 99.2 and 99.3 to the Company’s Form 8-K/A filed with the Securities and Exchange Commission on February 27, 2012. The financial information of Allstar for the period from October 1, 2011 to December 13, 2011 is derived from the internal accounting records of Allstar and has been prepared by Allstar for inclusion herein. It has not been reviewed by the independent public accountants of the Company or of Allstar. The results of Allstar are included in the consolidated balance sheet of the Company from the completion date of the transaction, including in the Company’s consolidated balance sheet as of December 31, 2011 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and as such, a pro forma combined balance sheet as of December 31, 2011 has not been provided.

FleetCor expects to incur significant costs associated with integrating the operations of FleetCor and Allstar. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Acquisition. Further, the unaudited pro forma combined financial statements do not reflect the effect of any undertakings resulting from the review of the Acquisition by the UK Office of Fair Trading that could impact the unaudited pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Income

For the Year Ended December 31, 2011

(In thousands, except per share amounts)

	FleetCor Technologies, Inc. and Subsidiaries Historical	Allstar Business Solutions Limited Historical	Pro Forma Adjustments		Pro Forma Combined
Revenues, net	$519,591	$73,932	$2,341	(A)	$595,864

Expenses:
Merchant commissions	51,199	—			51,199
Processing	84,516	—	15,089	(A)	99,605
Selling	36,606	13,251	(7,984	) (A)	41,873
General and administrative	84,765	26,594	(2,788	) (A)(B)	108,570
Depreciation and amortization	36,171	218	11,050	(C)	47,439

Operating income	226,334	33,869	(13,025)		247,178

Other income, net	(589)	—	—		(589)
Interest expense, net	13,377	824	7,646	(D)	21,847
Loss on extinguishment	2,669	—	—		2,669

Total other expense	15,457	824	7,646		23,927

Income before income taxes	210,877	33,045	(20,672)		223,251
Provision for income taxes	63,542	8,757	(5,478	) (E)	66,821

Net income	$147,335	$24,288	$(15,194)		$156,430

Basic earnings per share	$1.83				$1.94
Diluted earnings per share	$1.76				$1.87

Weighted average shares outstanding:
Basic shares	80,610				80,610
Diluted shares	83,654				83,654

FleetCor Technologies, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

December 31, 2011

1.	Basis of Presentation

The unaudited pro forma combined financial statements have been derived from the historical consolidated financial statements of FleetCor and Allstar. Certain financial statement line items included in Allstar’s historical presentation have been reclassified to conform to the corresponding financial statement line items included in FleetCor’s historical presentation. The classification of these items has no impact on the historical operating income or net income reported by FleetCor or Allstar.

Additionally, based on FleetCor’s review of Allstar’s summary of significant accounting policies disclosed in Allstar’s financial statements and preliminary discussions with Allstar management, the nature and amount of any adjustments to the historical financial statements of Allstar to conform its accounting policies to those of FleetCor are not expected to be material. Further review of Allstar’s accounting policies and financial statements may result in additional revisions to Allstar’s policies and classifications to conform to those of FleetCor.

The unaudited pro forma combined statement of income for the year ended December 31, 2011 is presented as if the Acquisition had occurred on January 1, 2010. The unaudited pro forma combined statement of income of the Company for the year ended December 31, 2011, has been prepared using the historical audited consolidated statement of income of the Company and historical unaudited statement of income Allstar for the year ended December 31, 2011, giving effect to the Acquisition using the purchase method of accounting and applying the assumptions and adjustments described herein.

2.	Pro Forma Adjustments

The historical consolidated statements of income have been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results of FleetCor and Allstar. The following pro forma adjustments are included in the unaudited pro forma combined financial statements:

A.	Adjustments reflect the reclassification of Allstar’s accounts to conform to the Company’s accounting policies and financial statement presentation in the statement of income for the year ended December 31, 2011. The following table details these reclassification adjustments.

12/31/2011
Fraud losses reclassification from revenue	$2,341
Fraud losses reclassification to processing expense	(2,341)
Processing expenses	12,748
Selling expenses	(7,984)
G&A expenses	(4,764)

Total	—

B.	Adjustments to record the Company’s best estimate of certain additional incremental expenses and omitted corporate costs had FleetCor acquired Allstar on January 1, 2010. These adjustments are necessary as the historical financial statements of Allstar, a business carved out of a larger entity, are not indicative of the financial condition or results of operations going forward because of the changes in the business and omission of various operating expenses.

These adjustments include additional marketing costs, executive salaries and related benefits, professional fees, operating costs and partnership commissions. Executive salaries and related benefits, professional fees and operating costs have been estimated based on the incremental difference between the Company’s estimated annual expenses for Allstar on an ongoing basis and amounts recorded in the historical financial results of Allstar. The Company’s estimates of these operational costs are based on actual employee costs and benefit rates and contracted rates of Allstar as a standalone entity. In the normal course of business, the Company entered into a partnership agreement with the Seller for the referral of potential new customers. The Company’s estimate of the additional incremental partnership commissions is the difference between calculating the commissions using the final contracted terms of the partnership agreement agreed with the Seller at date of the Acquisition and the estimated commission structure at the time the Allstar results of operations were audited and reviewed. These adjustments are forward-looking in nature.

C.	Amounts relate to estimated amortization expense on definite-lived intangibles acquired. The Company’s preliminary allocation of these amortizing intangibles is $108 million and will be expensed over an estimated useful life of 10 years. The definite-lived intangible assets are amortized over the period of time that the assets are expected to contribute directly or indirectly to future cash flows.

D.	Adjustment reflects the interest expense on the Company’s borrowings to finance the Acquisition and working capital. The Company financed the Acquisition and working capital through borrowings under its existing $600 million revolving line of credit facility and $500 million securitization facility. Borrowings under the revolving line of credit facility have been assumed to bear interest at a rate of LIBOR plus a range of 1.75% to 2.25% for 2011, resulting in an average interest rate of 2.23% for 2011. These rates are based on the pro forma leverage ratios. Borrowings under the securitization facility have been assumed to bear interest at an average rate of 1.23% for 2011.

E.	Adjustments to record the income tax effect of pro forma adjustments recorded using the statutory rate in effect for the United Kingdom of 26.5% in 2011.